                                                                     EXHIBIT 1.1


                               PURCHASE AGREEMENT

         This Purchase Agreement (this "Agreement"), dated as of March 21, 2002, is by and among Cohen & Steers Quality Income Realty Fund, Inc. and Cohen & Steers Equity Income Fund, Inc. (each a "PURCHASER" and collectively the "PURCHASERS") and Apartment Investment and Management Company (the "SELLER").

         WHEREAS, the PURCHASERS desire to purchase from SELLER, and SELLER desires to issue and sell to the PURCHASERS, one million shares of SELLER's Class R Cumulative Preferred Stock, par value $.01 per share (the "Shares").

         NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:

         1. Purchase and Sale. Subject to the terms and conditions hereof, the PURCHASERS hereby agree to purchase from SELLER, and SELLER agrees to issue and sell to the PURCHASERS, in the individual amounts set forth below, one million Shares at a price per share of $25.77 for an aggregate purchase amount of $25,770,000 (the "Purchase Price"):

         Cohen & Steers Quality Income Realty Fund, Inc.: 950,000 Shares
           $(24,481,500)

         Cohen & Steers Equity Income Fund, Inc.: 50,000 Shares $(1,288,500)

         2. Representations and Warranties of PURCHASERS. Each PURCHASER represents and warrants that:

                  (a) Due Authorization. Such PURCHASER is duly authorized to purchase the Shares. This Agreement has been duly authorized, executed and delivered by such PURCHASER and constitutes a legal, valid and binding agreement of such PURCHASER, enforceable against such PURCHASER in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or
         (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought.

                  (b) Prospectus and Prospectus Supplement. Such PURCHASER has received a copy of SELLER's Prospectus dated November 6, 2001 and Prospectus Supplement dated March 21, 2002 (collectively, the "Prospectus").

                  (c) Not a Party in Interest; Disqualified Person. With respect to SELLER, such PURCHASER is not a "party in interest" as such phrase is used in the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" as such phrase is used in the Internal Revenue Code of 1986, as amended ("Code").

                  (d) Not a Prohibited Transaction. The purchase of the Shares from SELLER will not give rise to a nonexempt "prohibited transaction" under ERISA or the Code.

         3. Representations and Warranties of SELLER. SELLER represents and warrants that:

                  (a) Due Authorization. This Agreement has been duly authorized, executed and delivered by SELLER and constitutes a legal, valid and binding agreement of SELLER, enforceable against SELLER in accordance with its terms except as may be limited by (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights or remedies of creditors or
         (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law and the discretion of the court before which any proceeding therefor may be brought.

                  (b) Organization and Authority. SELLER has been duly organized and is validly existing in good standing under the laws of Maryland, with full power and authority to own or lease and occupy its properties and conduct its business as described in the Prospectus.

                  (c) Issuance of the Shares. The Shares have been duly and validly authorized and, when issued and delivered pursuant to this Agreement, will be fully paid and nonassessable and will be listed, subject to notice of issuance, on the New York Stock Exchange effective as of the Closing (as defined in Paragraph 5 of this Agreement).

                  (d) Absence of Conflicts. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated herein do not and will not result in the creation or imposition of any material lien, charge or encumbrance upon any property or assets of the SELLER.

         4. Conditions to Obligations of the Parties. The obligations of the parties hereto to effect the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to the Closing of the condition that each of the representations and warranties of the parties hereto shall be true and correct in all respects.

         5. Closing. The transactions contemplated hereby shall be consummated on March 25, 2002 (such time and date of payment and delivery being herein called the

"Closing"). At the Closing, SELLER shall cause its transfer agent to deposit the Shares with the Depositary Trust Company, which shall deliver the Shares to a custodian on behalf of each PURCHASER, and each PURCHASER shall cause such custodian to promptly thereafter wire transfer to an account designated by SELLER immediately available funds in the respective amount of the Purchase Price for the Shares. In the event SELLER does not receive the Purchase Price for the Shares on the day of the Closing, SELLER may, in its sole discretion, deliver a notice (which notice shall be delivered no later than one business day thereafter) to the PURCHASERS declaring this Agreement null and void ab initio and, this Agreement shall immediately be null and void ab initio, and the PURCHASERS will promptly cause the Shares to be returned to SELLER's transfer agent.

         6. Governing Law. This Agreement shall be construed in accordance with and governed by the substantive laws of the State of New York.

         7. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing that is executed by each of the parties hereto.

         8. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                    APARTMENT INVESTMENT AND MANAGEMENT COMPANY

                    By:    /s/ Paul J. McAuliffe
                           -----------------------------------
                           Name:  Paul J. McAuliffe
                           Title: Executive Vice President,
                                  Chief Financial Officer


                    COHEN & STEERS QUALITY INCOME REALTY FUND, INC.

                    By:    /s/ Lawrence Stoller
                           -----------------------------------
                           Name:  Lawrence Stoller
                           Title: Assistant Secretary


                    COHEN & STEERS EQUITY INCOME FUND, INC.

                    By:    /s/ Lawrence Stoller
                           -----------------------------------
                           Name:  Lawrence Stoller
                           Title: Assistant Secretary